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                                                                     EXHIBIT 2.1


                              AMENDMENT AGREEMENT

     This Amendment Agreement (the "Agreement") is entered into as of May 11, 1996 by and among PS Group, Inc., a Delaware corporation ("PS Group"), PS Group Holdings, Inc., a Delaware corporation ("Holdings"), and PSG Merger Subsidiary, Inc., a Delaware corporation ("Merger Sub").

                                  WITNESSETH:

     WHEREAS, the parties to this Agreement (the "Parties") are parties to a Restated Agreement and Plan of Reorganization dated as of January 31, 1996 (the "Reorganization Agreement"); and

     WHEREAS, the Parties desire to amend the Reorganization Agreement in order to clarify the provisions of Article II, Section 7, of Annex B (the Restated Bylaws of Holdings) to the Reorganization Agreement;

     NOW, THEREFORE, the Parties hereto agree as follows:

     1. The Reorganization Agreement is hereby amended, effective as of January 31, 1996, so that Article II, Section 7, of Annex B of the Reorganization Agreement shall read in its entirety as follows:

          SECTION 7. Voting. A nominee for election as a director of this Corporation at a meeting of stockholders shall be elected if the holders of a plurality of the capital stock having voting power present in person or represented by proxy at such meeting shall vote in favor of the election of such nominee. In all other matters, the vote of the holders of a majority of the capital stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of applicable law or of the Certificate of Incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question.

     2. As amended pursuant to paragraph 1 above, the Reorganization Agreement shall remain in full force and effect in accordance with its terms.

     3. The provisions of Article 6 of the Reorganization Agreement are hereby incorporated by reference into this Agreement with the same effect as if such provisions were set forth verbatim herein and as if references in such provisions to the Reorganization Agreement were references to this Agreement.
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     IN WITNESS WHEREOF, each of the Parties, pursuant to authority duly granted by its Board of Directors, has caused this Amendment to be executed by a duly authorized officer thereof, and has further caused its corporate seal to be hereunto affixed and attested, as of the date first written above.

                              PS GROUP, INC.



                              By /s/ Charles E. Rickershauser, Jr.
                                ----------------------------------
                                 Charles E. Rickershauser, Jr.
                                 Chairman of the Board and
                                 Chief Executive Officer


                              PS GROUP HOLDINGS, INC.



                              By /s/ Charles E. Rickershauser, Jr.
                                ----------------------------------
                                 Charles E. Rickershauser, Jr.
                                 Chairman of the Board and
                                 Chief Executive Officer


                              PSG MERGER SUBSIDIARY, INC.



                              By /s/ Charles E. Rickershauser, Jr.
                                ----------------------------------
                                 Charles E. Rickershauser, Jr.
                                 Chairman of the Board and
                                 Chief Executive Officer